Exhibit 33

Abbey National plc: Annual Compliance Certificate

The undersigned, a duly authorised representative of Abbey National plc, acting as servicer (the “Servicer”), pursuant to the Amended and Restated Servicing Agreement between the Servicer, Holmes Trustees Limited, Holmes Funding Limited and JPMorgan Chase Bank dated 26 July 2000, as amended (the “Agreement”), certifies that:

1.	Abbey National plc is responsible for assessing compliance relating to Holmes Master Issuer plc as of and for the year ended December 31, 2008 (the “Reporting Period”), with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as set forth in Appendix 1 hereto.

2.

The criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(3)(iv), 1122(d)(4)(x), 1122(d)(4)(xii) and 1122(d)(4)(xv) were excluded from the assessment because management has determined they are not applicable to the activities performed by the Servicer with respect to Holmes Master Issue plc.

3.

Based on such review, the Servicer has fulfilled its obligations under the Agreement and the minimum servicing standards attached as Appendix 1 throughout the Reporting Period in all material respects, except as may be set forth in paragraph 4 below.

4.	The following is a description of any exceptions to paragraph 3 above:

1122(d)(3)(i)(B), 1122(d)(3)(i)(D), 1122(d)(4)(iv) and 1122(d)(4)(v)- As reported in Holmes Master Issuer plc’s Form 10-D for the period 9 January 2009 to 9 February 2009 (the “February 10-D”) filed on 9 March 2009, the Servicer began work during February 2009 to review the approach to integrate re-valuation data into the reporting of indexed loan-to-values in the Servicer’s mortgage-backed securities reporting. It was discovered that due to steps omitted in generating monthly investor reports, indexed property values used in the August report were not indexed further in subsequent reporting. As a result, the indexed loan-to-value figures detailed in original reports from September 2008 through to December 2008 were incorrect. These figures were corrected in the February 10-D.

The value of transaction postings to Holmes Funding were incorrectly calculated in August 2008. Amounts that should have been treated as repayments of the principal balance owed were instead treated as-if interest income. As Holmes Funding was fully funded in October 2008, there was no need to pass this cash into Holmes Funding. The funds have been retained within Holmes Funding. The error was detected in February 2009 during the same review noted above. Journal postings have been undertaken to correct statements of principal, interest, and obligor’s unpaid principal balance in the investor report to be filed in April 2009. Checks and controls have been implemented to prevent a recurrence of this error.

5.	Deloitte LLP, a registered public accounting firm, has issued an attestation report on Abbey National’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

Capitalised terms used but not defined in this Annual Compliance Certificate have their respective meanings set forth in the Agreement, unless the context requires otherwise or unless otherwise defined in this Annual Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has duly executed this Annual Compliance Certificate this 31st day of March 2009.

/s/ Chris Fielding
Name: Chris Fielding
Title: Head of Mortgage Backed Funding

Appendix 1

Minimum Servicing Standards

(1) General servicing considerations.
(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.
(2) Cash collection and administration.
(i)

Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements.

(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
(iii)

The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

(iv)

Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of §240.13k-1(b)(1) of this chapter.

(v)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations:
(A)	Are mathematically accurate;
(B)	Are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements;
(C)	Are reviewed and approved by someone other than the person who prepared the reconciliation; and
(D)

Contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

(3) Investor remittances and reporting.
(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports:
(A)	Are prepared in accordance with timeframes and other terms set forth in the transaction agreements;
(B)	Provide information calculated in accordance with the terms specified in the transaction agreements;
(C)	Are filed with the Commission as required by its rules and regulations; and
(D)	Agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.
(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements.
(4) Pool asset administration.
(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.
(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.
(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
(iv)

Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the applicable servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

(v)	The servicer’s records regarding the pool assets agree with the servicer’s records with respect to an obligor’s unpaid principal balance.
(vi)

Changes with respect to the terms or status of an obligor’s pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

(vii)

Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

(viii)

Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.
(x)

Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

(xi)

Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

(xii)	Delinquencies, charge-offs and uncollectable accounts are recognized and recorded in accordance with the transaction agreements.